Exhibit (d)(5)(i)

Execution Copy

AMENDMENT NO 1

TO THE

EQUITY FINANCING COMMITMENT LETTER

THIS AMENDMENT NO. 1 TO THE EQUITY FINANCING COMMITMENT LETTER, dated as of August 2, 2013 (this “Amendment”), is entered into by and among Denali Holding Inc., a Delaware corporation (“Parent”), Silver Lake Partners III, L.P., a Delaware limited partnership, and Silver Lake Partners IV, L.P., a Delaware limited partnership (collectively, the “Equity Investors”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings ascribed to them in the Equity Financing Commitment Letter, dated as of February 5, 2013 by and between Parent and the Equity Investors (the “Equity Financing Commitment Letter”).

RECITALS

WHEREAS, the parties desire to amend the Equity Financing Commitment Letter so as to increase the purchase price payable in connection with the transaction;

WHEREAS, the board of directors of Parent has, on the terms and subject to the conditions set forth herein, approved and declared advisable the Equity Financing Commitment Letter as amended by this Amendment and the transactions contemplated herein;

WHEREAS, consistent with the terms of the Interim Investors Agreement, dated as of February 5, 2013 by and among the MD Investors (as defined therein), the Equity Investors, the MSDC Investor (as defined therein), and with respect to certain matters, the Michael S. Dell 2009 Gift Trust and the Susan L. Dell 2009 Gift Trust, Michael S. Dell and the Equity Investors have given the necessary approvals to cause Parent to enter into this Amendment;

WHEREAS, the parties have agreed to amend the Equity Financing Commitment Letter as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Parent Parties agree as follows:

1. Amendment of Section 1. The reference to “$13.65” in clause (ii) of the first sentence of Section 1 of the Rollover and Equity Financing Commitment Letter is hereby amended to be “$13.75”.

2. No Further Amendment. Except as amended hereby, the Equity Financing Commitment Letter shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

EQUITY INVESTORS:

SILVER LAKE PARTNERS III, L.P.

By:   Silver Lake Technology Associates III, L.P.,
its general partner

By:   SLTA III (GP), L.L.C., its general partner

By:   Silver Lake Group, L.L.C., its managing member

By:	/s/ James Davidson
Name: James Davidson Title: Managing Director

SILVER LAKE PARTNERS IV, L.P. By: Silver Lake Technology Associates IV, L.P., its general partner By: SLTA IV (GP), L.L.C., its general partner By: Silver Lake Group, L.L.C., its managing member

By:	/s/ James Davidson
Name: James Davidson Title: Managing Director

[Signature Page to Amended Equity Financing Commitment Letter (SLP)]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

PARENT: DENALI HOLDING INC.

By:	/s/ Egon Durban
Name: Egon Durban Title: President

[Signature Page to Amended Equity Financing Commitment Letter (SLP)]